Exhibit 99.1

Jernigan Capital Reports Full-Year Earnings per Share and Adjusted Earnings per Share Above

Midpoint of Guidance Range; Introduces 2019 Guidance

MEMPHIS, Tennessee, February 27, 2019 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter and year ended December  31, 2018 and introduced earnings per share and adjusted earnings per share guidance for 2019.

Fourth Quarter Highlights include:

▪	Earnings per share and adjusted earnings per share of $0.87 and $1.04, respectively.

▪	Continued transition to property ownership by purchasing the developer partner’s interest in New York City 1 facility – the Company’s seventh wholly-owned self-storage property.

▪	Completed construction and commenced leasing of nine additional Generation V self-storage development properties in which the Company has an aggregate committed investment of $100.5 million.

▪

Increased amount of revolving credit facility from $100 million to $235 million, with an accordion feature permitting expansion up to $400 million and extended term by up to 3 ½ years from July 2020 to December 2023.

▪

Issued an aggregate $20.3 million of common stock under the Company’s at-the-market (“ATM”) programs at an average share price of $21.16, a 15.1% premium to the Company’s reported book value per share on September 30, 2018.

▪	Commenced a new $75 million ATM program.

Full-Year 2018 Highlights include:

▪

Earnings per share and adjusted earnings per share of $2.10 and $2.92, respectively – $0.09 and $0.11, respectively, above the midpoint of guidance ranges provided with the Company’s third quarter 2018 earnings release.

▪

Net income attributable to common stockholders of $36.4 million, a 177% increase over $13.1 million reported for full-year 2017; annual adjusted earnings of $50.4 million, a 222% increase over $15.6 million reported for full-year 2017.

▪	Originated 14 on-balance sheet development property and bridge investments for an aggregate committed investment of $184.4 million.

▪	Completed construction and commenced leasing of 24 additional Generation V self-storage development properties in which the Company has an aggregate committed investment of $236.0 million.

▪

Continued execution of business plan to own newly developed self-storage properties in top markets through buyout of developers’ interests in six facilities – the Company wholly-owned seven self-storage facilities as of December 31, 2018.

“2018 was an outstanding year for the Company,” stated Dean Jernigan, Executive Chairman of Jernigan Capital, Inc. “Our portfolio of state-of-the-art Generation V self-storage properties continues to mature nicely, with 24 development properties commencing operations in 2018; our developers have now delivered and commenced operations at 42 of 69, or about 61%, of the self-storage projects we have financed. Further, we are excited to now have 100% ownership of seven new self-storage facilities located in great markets, furthering our objective to own a substantial majority of the facilities we finance.”

“I am also extremely proud of the team we have assembled at JCAP,” Mr. Jernigan continued. “During the year, we added two key individuals to our senior team in Jonathan Perry and David Corak, two board members in Rebecca Owen and Randy Churchey and saw a seamless succession of senior management as John Good moved to Chief Executive Officer and Jonathan Perry took on the role of President in addition to his existing role of Chief Investment Officer.”

John Good, Chief Executive Officer of the Company, added, “Our fourth quarter results reflect another quarter of excellent execution in all aspects of our business. We posted 146% growth in total revenues, 358% growth in earnings per share and 352% growth in adjusted earnings per share compared to the comparable quarter in 2017. Moreover, our capital activities during the quarter left us with an outstanding balance sheet poised for additional growth as we move into the new year. During the fourth quarter we upsized, extended and lowered pricing on our secured credit facility, while adding two key new banks to our banking syndicate. In addition, we issued $20.3 million of common stock under the company’s ATM programs at a healthy premium to book value and consensus NAV. In December, we launched a new $75 million Common ATM program. Our investment commitments including 2019 commitment guidance are now fully covered through mid-2020 and we have positioned ourselves to maintain conservative leverage levels in the range of 25% to 30% of total assets for the foreseeable future.”

“We expect 2019 will be another tremendous year for JCAP, as the outstanding efforts of our team over the past four years continue to enhance shareholder value and provide investment opportunities in both the development and operating property arenas,” Mr. Good continued. “As the development cycle winds down and transitions to the acquisition cycle, so too does our business model shift from originating ground-up development investments to acquiring the Generation V facilities that we have financed since our IPO. Having already purchased our developers’ interests in seven facilities on balance sheet and in four facilities within our joint venture in January of this year,  we expect continued momentum in our strategic shift from lender to owner.”

Financial Highlights

Earnings per share and adjusted earnings per share for the three months ended December 31, 2018 were $0.87 and $1.04, respectively. Earnings per share and adjusted earnings per share for the year ended December 31, 2018 were $2.10 and $2.92, respectively, which are $0.09 and $0.11, respectively, above the midpoint of the Company’s annual guidance range reaffirmed in the Company’s third quarter 2018 earnings release.

Net income attributable to common stockholders for the three months ended December 31, 2018 was $17.2 million, an increase of $14.5 million, or 537%, over the $2.7 million net income attributable to common stockholders for the comparable quarter in 2017. Net income attributable to common stockholders for the year ended December 31, 2018 was $36.4 million, an increase of $23.2 million, or 177%, over the $13.1 million reported for the comparable period in 2017.

Adjusted earnings for the three months ended December  31, 2018 were $20.6 million, a 534% increase over the $3.3 million adjusted earnings for the comparable quarter of 2017. Adjusted earnings for the year ended December  31, 2018 was $50.4 million compared to $15.6 million for the comparable period in 2017, a 222% increase.

Total revenues for the quarter and year ended December 31, 2018 were $9.7 million and $31.2 million, respectively, representing increases of $5.7 million, or 146%, and $19.0 million, or 156%, over total revenues for the quarter and year ended December 31, 2017, respectively. Annual revenue was $1.4 million higher than the top end of the Company’s annual guidance range reaffirmed in the Company’s third quarter 2018 earnings release. The increase in revenues is primarily attributable to the increase in the outstanding principal balances on the Company’s investment portfolio and the increase in rental and other property-related income derived from the six self-storage facilities that the Company owned during the year.

General and administrative expenses, excluding fees to the manager, for the quarter and year ended December 31, 2018 were $1.7 million and $7.3 million, respectively, compared to $1.5 million and $5.9 million for the comparable 2017 periods, respectively. Included in these amounts were stock-based compensation expense (“SBE”) of $0.3 million for the three months ended December 31, 2018 and 2017, and $1.8 million and $1.3 million for the years ended December 31, 2018 and 2017, respectively. The increase in SBE was primarily due to additional restricted stock grants to certain officers and employees of the Company’s external manager during 2017 and 2018. General and administrative expenses also increased as a result of annual compensation increases as well as the addition of a senior executive employee at the Company’s external manager during 2018. Fees to manager for the quarter and year ended December 31, 2018 include $0.7 million of incentive fees.

Net income attributable to common stockholders and adjusted earnings for the quarter and year ended December 31, 2018 also includes increases in the fair value of investments of $18.9 million and $42.9 million, respectively, compared to increases of $1.7 million and $10.8 million for the comparable periods in 2017. This represents a $17.2 million, or 990%, and $32.1 million, or 297%, year-over-year increase from the quarter and year ended December 31, 2017, respectively. This increase is due to the high volume of on-balance sheet development investments we made in 2017 that began increasing in value in 2018.

Subsequent Events

On January 18, 2019, the Company entered into a loan agreement with respect to a term loan with a principal amount of $9.2 million, which is secured by the Company's wholly-owned self-storage facility in Charlotte, North Carolina.

On January 28, 2019, Storage Lenders, LLC (the “SL1 Venture”), the Company’s real estate venture with Heitman in which the Company has a 10% interest, purchased 100% of the Class A membership units of the LLCs that own the Atlanta 1, Jacksonville, Atlanta 2, and Denver development property investments for an aggregate purchase price of $12.1 million. The SL1 Venture now wholly owns the self-storage properties through these LLCs. On February 27, 2019, the SL1 Venture closed on a $36.1 million term loan secured by these four properties.

Capital Markets Activities

On December 28, 2018, the Company entered into an amended and restated senior secured revolving credit facility of up to $235 million, subject to borrowing base requirements, with a syndicate of banks led by KeyBank National Association, Raymond James Bank, N.A., and BMO Harris Bank N.A. The credit facility, which has an accordion feature permitting expansion up to $400 million, subject to certain conditions including obtaining additional commitments from lenders, has a three-year term that expires December 28, 2021 and two one-year extension options to extend the maturity of the facility to December 28, 2023. Advances under the credit agreement bear interest at rates between 225 and 325 basis points over 30-day LIBOR.

As of December 31, 2018, the Company had no borrowings under its secured revolving credit facility and currently has $21.0 million outstanding under the Credit Facility and $118.0 million in total availability. The Company expects such availability to increase over the remainder of 2019 as the Company adds existing on-balance sheet operating properties to the borrowing base, and the Company’s on-balance sheet self-storage investments continue to achieve certificates of occupancy and commence lease-up.

As of December 31, 2018, the Company had issued all authorized shares of Series A Preferred Stock for $125.0 million in gross proceeds pursuant to the terms of the Purchase Agreement. During the fourth quarter, the Company issued $20.3 million of common stock under the Company’s ATM programs at an average share price of $21.16. On December 7, 2018, the Company entered into an Equity Distribution Agreement for a new $75.0 million Common ATM Program, $74.0 million of which was available at December 31, 2018.

Dividends

On October 31, 2018, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.2 million was paid on January 15, 2019  to holders of record on January 1, 2019.  A stock dividend of 2,125 shares of additional Series A Preferred Stock was issued on January 15, 2019 to holders of record on January 1, 2019 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On October 31, 2018, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on January 15, 2019 to holders of record on January 2, 2019.

Additionally, on October 31, 2018, the Company declared a dividend of $0.35 per common share. The dividend was paid on January 15, 2019 to common stockholders of record on January 2, 2019.

First Quarter and Full-Year 2019 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the three months ending March 31, 2019 and for the full-year 2019. Such guidance is based on management's current expectations of Company investment and acquisition activity (including fair value appreciation, the expected timing of construction progress and receipts of certificates of occupancy, and the assumptions regarding the timing of acquisitions of developer interests), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends to preferred stockholders, stock-based compensation expense, and depreciation and amortization on real estate assets. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending		Year ending
	March 31, 2019		December 31, 2019
	Low	High	Low	High
Interest income from investments	$7,850	$7,950	$36,000	$37,000
Rental revenue from real estate owned	1,350	1,400	7,000	7,300
Other income	35	40	140	160
Total revenues	$9,235	$9,390	$43,140	$44,460
G&A expenses (1)	(4,015)	(3,875)	(17,550)	(16,250)
Property operating expenses (excl. depreciation and amortization)	(800)	(750)	(3,500)	(3,300)
Depreciation and amortization on real estate assets	(1,125)	(1,025)	(4,850)	(4,350)
Interest expense	(1,350)	(1,250)	(9,500)	(9,000)
JV income	135	155	450	500
Other interest income	20	30	80	120
Net unrealized gain on investments (2)	5,000	7,000	30,000	40,000
Net income	7,100	9,675	38,270	52,180
Net income attributable to preferred stockholders (3)	(5,060)	(5,040)	(20,300)	(20,150)
Net income attributable to common stockholders	2,040	4,635	17,970	32,030
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	345	325	1,800	1,750
Add: depreciation and amortization on real estate assets (4)	1,185	1,075	5,150	4,630
Adjusted earnings	$5,695	$8,160	$33,420	$46,910
Earnings per share – diluted	$0.10	$0.22	$0.82	$1.46
Adjusted earnings per share - diluted	$0.28	$0.39	$1.52	$2.13
Average shares outstanding - diluted	20,700,000	20,700,000	22,000,000	22,000,000

1)	Includes $2.0 million (low and high) and $9.4 million (low) / $8.4 million (high) of fees to Manager for the three months ending March 31, 2019 and for the year ending December 31, 2019, respectively.
2)

Excludes $0.05 million (low and high) and $0.2 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending March 31, 2019 and for the year ending December 31, 2019, respectively.

3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

4)

Includes $0.06 million (low) / $0.05 million (high) and $0.3 million (low and high) of depreciation and amortization on the real estate assets wholly-owned by the real estate venture, which is included in JV income for the three months ending March 31, 2019 and for the year ending December 31, 2019, respectively.

The guidance above is based on the following key assumptions regarding the Company’s business activities in 2019:

•

Projected closings on $85 million to $115 million of new self-storage investments for the full-year 2019, including acquisitions of developer interests (on-balance sheet and JCAP’s proportionate share in the SL1 Venture), new development property investments, new bridge investments and joint venture investments;

•

Fundings of approximately $200 million to $230 million on the Company’s closed and projected investment commitments during the year ending December 31, 2019, including cash payable for the acquisitions of developer interests; and

•	Utilization of the Company’s credit facility over the course of the year with expected borrowings at year-end of between $120.0 million and $160.0 million.

Of the estimated $30.0 million to $40.0 million of fair value appreciation in 2019, the Company expects $5.0 million to $7.0 million to be recognized during the first quarter, $7.5 million to $10.0 million to be recognized in the second quarter, $7.5 million to $10.0 million to be recognized in the third quarter, and $10.0 million to $13.0 million to be recognized in the fourth quarter.  The Company’s 2019 fair value guidance reflects updated estimates of the timing of construction completion of the self-storage facilities underlying certain of our development investments, as well as the timing of stabilization of facilities in which we have invested. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of construction completion, both of which are subject to factors outside the control of the Company’s development partners. Moreover, when the Company acquires the developer’s interest in a self-storage project that the Company has financed, the Company no longer accounts for such investment on the fair value method, so acquisitions of developer interests have a potential material effect on future fair value recognized in our financial statements. As such, the amount and exact timing of fair value recognition is subject to change.

Refer to the Company’s Fourth Quarter 2018 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, February 28, 2019 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, March  14, 2019.

Supplemental financial and operating information as of and for the quarter and year ended December  31, 2018 is available on the Company’s website under Investor Relations – Financial Information – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13681073

The replay can be accessed until midnight Eastern Time on Thursday, March  14, 2019.

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities we finance. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year and first quarter 2019 guidance and the assumptions underlying such guidance, our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase the borrowing base of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the

Company’s Annual Report on Form 10-K, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, loss on modification of debt, and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

David Corak

(901) 567-9580

Investorrelations@jernigancapital.com

JERNIGAN CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	December 31, 2018	December 31, 2017
	(unaudited)
Assets:
Cash and cash equivalents	$8,715	$46,977
Self-Storage Investment Portfolio:
Development property investments at fair value	373,564	228,233
Bridge investments at fair value	84,383	-
Operating property loans at fair value	-	5,938
Self-storage real estate owned, net	96,202	15,355
Investment in and advances to self-storage real estate venture	14,155	13,856
Other loans, at cost	4,835	1,313
Deferred financing costs	4,619	2,004
Prepaid expenses and other assets	3,702	776
Fixed assets, net	233	182
Total assets	$590,408	$314,634

Liabilities:
Senior loan participation	$-	$718
Secured revolving credit facility	-	-
Term loans, net of unamortized costs	24,609	-
Due to Manager	3,334	1,484
Accounts payable, accrued expenses and other liabilities	2,402	1,138
Dividends payable	12,199	5,474
Total liabilities	42,544	8,814

Equity:
Series A preferred stock	122,137	37,764
Series B Cumulative preferred stock	37,401	-
Common stock	204	144
Additional paid-in capital	386,394	276,814
Retained earnings (Accumulated deficit)	1,728	(8,902)
Total equity	547,864	305,820
Total liabilities and equity	$590,408	$314,634

JERNIGAN CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Interest income from investments	$8,525	$3,698	$27,576	$11,457
Rental and other property-related income from real estate owned	1,101	202	3,499	530
Other revenues	40	30	139	204
Total revenues	9,666	3,930	31,214	12,191

Costs and expenses:
General and administrative expenses	1,691	1,517	7,270	5,852
Fees to Manager	2,684	1,080	7,442	3,453
Property operating expenses of real estate owned	508	83	1,712	271
Depreciation and amortization of real estate owned	982	238	3,425	472
Other expenses	-	-	290	-
Total costs and expenses	5,865	2,918	20,139	10,048

Operating income	3,801	1,012	11,075	2,143

Other income (expense):
Equity in earnings from unconsolidated real estate venture	58	516	1,483	2,263
Realized gain on investments	-	-	619	-
Net unrealized gain on investments	18,942	1,738	42,945	10,804
Interest expense	(634)	(296)	(2,155)	(1,053)
Loss on modification of debt	-	-	-	(232)
Other interest income	84	155	399	634
Total other income	18,450	2,113	43,291	12,416
Net income	22,251	3,125	54,366	14,559
Net income attributable to preferred stockholders	(5,049)	(423)	(18,014)	(1,456)
Net income attributable to common stockholders	$17,202	$2,702	$36,352	$13,103

Basic earnings per share attributable to common stockholders	$0.87	$0.19	$2.10	$1.10
Diluted earnings per share attributable to common stockholders	$0.87	$0.19	$2.10	$1.10

Dividends declared per share of common stock	$0.35	$0.35	$1.40	$1.40

JERNIGAN CAPITAL, INC.
CALCULATION OF ADJUSTED EARNINGS
(in thousands, except share and per share data)
(unaudited)

	Three months ended
	December 31, 2018	December 31, 2017
Net income attributable to common stockholders	$17,202	$2,702
Plus: stock dividends to preferred stockholders	2,125	44
Plus: stock-based compensation	321	272
Plus: depreciation and amortization on real estate assets	982	238
Adjusted Earnings	$20,630	$3,256

Adjusted Earnings per share attributable to common stockholders - diluted	$1.04	$0.23

Weighted average shares of common stock outstanding - diluted	19,816,194	14,295,639

	Year Ended
	December 31, 2018	December 31, 2017
Net income attributable to common stockholders	$36,352	$13,103
Plus: stock dividends to preferred stockholders	8,500	547
Plus: stock-based compensation	1,828	1,295
Plus: depreciation and amortization on real estate assets	3,425	472
Plus: loss on modification of debt	-	232
Plus: other expenses	290	-
Adjusted Earnings	$50,395	$15,649

Adjusted Earnings per share attributable to common stockholders - diluted	$2.92	$1.31

Weighted average shares of common stock outstanding - diluted	17,284,160	11,908,512

JERNIGAN CAPITAL, INC.
CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Shares outstanding:
Weighted average common shares - basic	19,655,942	14,108,415	17,111,035	11,735,455
Effect of dilutive securities	160,252	187,224	173,125	173,057
Weighted average common shares, all classes	19,816,194	14,295,639	17,284,160	11,908,512

Calculation of Earnings per Share - basic
Net income	$22,251	$3,125	$54,366	$14,559
Less:
Net income allocated to preferred stockholders	5,049	423	18,014	1,456
Net income allocated to unvested restricted shares (1)	139	35	364	188
Net income attributable to common stockholders - two-class method	$17,063	$2,667	$35,988	$12,915

Weighted average common shares - basic	19,655,942	14,108,415	17,111,035	11,735,455
Earnings per share - basic	$0.87	$0.19	$2.10	$1.10

Calculation of Earnings per Share - diluted
Net income	$22,251	$3,125	$54,366	$14,559
Less:
Net income allocated to preferred stockholders	5,049	423	18,014	1,456
Net income attributable to common stockholders - two-class method	$17,202	$2,702	$36,352	$13,103

Weighted average common shares - diluted	19,816,194	14,295,639	17,284,160	11,908,512
Earnings per share - diluted	$0.87	$0.19	$2.10	$1.10

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$20,630	$3,256	$50,395	$15,649
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	167	42	505	224
Adjusted Earnings attributable to common stockholders - two-class method	$20,463	$3,214	$49,890	$15,425

Weighted average common shares - basic	19,655,942	14,108,415	17,111,035	11,735,455
Adjusted Earnings per share - basic	$1.04	$0.23	$2.92	$1.31

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders - two-class method	$20,630	$3,256	$50,395	$15,649

Weighted average common shares - diluted	19,816,194	14,295,639	17,284,160	11,908,512
Adjusted Earnings per share - diluted	$1.04	$0.23	$2.92	$1.31

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the quarter and year ended December  31, 2018 and 2017.

JERNIGAN CAPITAL, INC.
2019 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)

(unaudited)

	Quarter ending March 31, 2019
	Low	High
Net income attributable to common stockholders	$2,040	$4,635
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	345	325
Plus: depreciation and amortization on real estate assets	1,185	1,075
Adjusted Earnings	$5,695	$8,160

Net income attributable to common stockholders per weighted average share - diluted	$0.10	$0.22
Adjusted Earnings per weighted average share - diluted	$0.28	$0.39

Weighted average shares of common stock outstanding - diluted	20,700,000	20,700,000

	Year ending December 31, 2019
	Low	High
Net income attributable to common stockholders	$17,970	$32,030
Plus: stock dividends to preferred stockholders	8,500	8,500
Plus: stock-based compensation	1,800	1,750
Plus: depreciation and amortization on real estate assets	5,150	4,630
Adjusted Earnings	$33,420	$46,910

Net income attributable to common stockholders per weighted average share - diluted	$0.82	$1.46
Adjusted Earnings per weighted average share - diluted	$1.52	$2.13

Weighted average shares of common stock outstanding - diluted	22,000,000	22,000,000